Exhibit 99.1

American Financial Group, Inc. Announces Record 2015 Fourth Quarter and Full Year Core Net Operating Earnings Per Share

•	Record fourth quarter core net operating earnings of $1.52 per share; up 13% from 2014

•	Record core net operating earnings per share of $5.44 for the full year; up 13% from 2014

•	Net earnings of $1.45 per share in the fourth quarter; $3.94 per share for the full year

•	Fourth quarter annualized core operating ROE of 12.7%

•	Full year 2016 core net operating earnings guidance between $5.35 - $5.75 per share

CINCINNATI – February 2, 2016 – American Financial Group, Inc. (NYSE: AFG) today reported 2015 fourth quarter net earnings attributable to shareholders of $129 million ($1.45 per share) compared to $127 million ($1.41 per share) for the 2014 fourth quarter. Results for the fourth quarter of 2015 include an after-tax gain of $10 million ($0.11 per share) from the sale of an apartment property, which was more than offset by an additional after-tax loss of $3 million ($0.03 per share) recorded upon closing of the sale of the long-term care business and $14 million ($0.15 per share) in after-tax realized losses. Results in the comparable prior year period included $5 million ($0.06 per share) in after-tax realized gains. Net earnings attributable to shareholders for the year were $3.94 per share, compared to $4.97 per share in 2014. Return on equity was 8.3% and 11.0% for 2015 and 2014, respectively.

Core net operating earnings were $136 million ($1.52 per share) for the 2015 fourth quarter, compared to $122 million ($1.35 per share) in the 2014 fourth quarter. The increase was due to higher underwriting profit in our Specialty Property and Casualty (“P&C”) insurance operations and higher core net operating earnings in our Annuity and Run-off Long-term Care and Life segments. Core net operating earnings for the fourth quarters of 2015 and 2014 generated annualized returns on equity of 12.7% and 11.7%, respectively. Full year 2015 core net operating earnings per share increased by 13% over the prior year. Core operating return on equity was 11.5% and 10.7% for 2015 and 2014, respectively.

During the fourth quarter of 2015, AFG repurchased approximately 188,000 shares of common stock for $13 million (average price per share of $70.20). Recent volatility in the equity markets created additional opportunities to repurchase AFG common stock. Year to date through February 1, 2016, AFG repurchased 956,000 shares for $65 million at an average price per share of $67.72.

AFG’s net earnings attributable to shareholders, determined in accordance with U.S. generally accepted accounting principles (“GAAP”), include certain items that may not be indicative of its ongoing core operations. The following table identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure that AFG believes is a useful tool for investors and analysts in analyzing ongoing operating trends.

In millions, except per share amounts	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Components of net earnings attributable to shareholders:
Core net operating earnings(a)	$136	$122	$486	$439
Non-Core Items:
Loss on sale of long-term care business	(3)	—	(108)	—
Gain on sale of hotel and apartment property	10	—	36	—
Other realized gains (losses)	(14)	5	(8)	32
Special A&E charges(b)	—	—	(52)	(19)
Loss on early retirement of debt	—	—	(2)	—

Net earnings attributable to shareholders	$129	$127	$352	$452

Components of Earnings per Share:
Core net operating earnings(a)	$1.52	$1.35	$5.44	$4.82
Non-Core Items:
Loss on sale of long-term care business	(0.03)	—	(1.21)	—
Gain on sale of hotel and apartment property	0.11	—	0.40	—
Other realized gains (losses)	(0.15)	0.06	(0.08)	0.36
Special A&E charges(b)	—	—	(0.58)	(0.21)
Loss on early retirement of debt	—	—	(0.03)	—

Diluted Earnings Per Share	$1.45	$1.41	$3.94	$4.97

Footnotes (a) and (b) are contained in the accompanying Notes to Financial Schedules at the end of this release.

Carl H. Lindner III and S. Craig Lindner, AFG’s Co-Chief Executive Officers, commented: “Excellent Specialty P&C underwriting profitability and record annuity core operating earnings established a new record for AFG’s core net operating earnings per share for the year. Profitable growth in our insurance operations, coupled with superior investment execution and intelligent deployment of capital have helped us to achieve five year compounded growth in adjusted book value plus dividends of 9.5%.

“AFG had approximately $950 million of excess capital (including parent company cash of approximately $190 million) at December 31, 2015. In addition, the sale of our run-off long-term care insurance business will result in approximately $100 million of additional excess capital in the first half of 2016. Over the past year, we increased our quarterly dividend by 12% and in the fourth quarter of 2015 we paid a special dividend of $1.00 per share. Our excess capital will also be deployed into AFG’s core businesses as we identify potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds. Share repurchases, particularly when executed at attractive valuations, are an important and effective component of our capital management strategy, as indicated by our significant buyback activity in January. We will continue to make opportunistic share repurchases when it makes sense to do so and return capital to shareholders through dividends.

“Based on current information, we expect core net operating earnings in 2016 to be between $5.35 and $5.75 per share. Our core earnings per share guidance excludes non-core items such as realized gains and losses, as well as other significant items that may not be indicative of ongoing operations.”

Specialty Property and Casualty Insurance Operations

The Specialty P&C insurance operations generated underwriting profit of $100 million for the 2015 fourth quarter compared to $79 million in the fourth quarter of 2014. The fourth quarter 2015 combined ratio of 91.0% includes 0.4 points of favorable prior year reserve development, compared to 1.0 point of adverse prior year reserve development in the comparable prior year period. Fourth quarter results in 2015 include $9 million (0.8 points on the combined ratio) in catastrophe losses, compared to $3 million (0.2 points on the combined ratio) in the comparable 2014 period.

Gross and net written premiums were up 4% and 3%, respectively, in the 2015 fourth quarter compared to the prior year period. Each of our Specialty P&C groups reported growth during the quarter. Further details of AFG’s Specialty P&C operations may be found in the accompanying schedules.

The Property and Transportation Group reported an underwriting profit of $34 million in the fourth quarter of 2015, compared to $22 million in the comparable prior year period. Higher accident year profitability in our transportation and agricultural operations was partially offset by adverse prior year reserve development in our National Interstate subsidiary, as well as lower profitability in our property and inland marine and ocean marine operations. Catastrophe losses for this group were $3 million in the fourth quarter of 2015 and $2 million in the comparable 2014 period.

Fourth quarter 2015 gross and net written premiums in this group were 7% and 1% higher, respectively, than the comparable prior year period. Growth in gross and net written premiums in our transportation operations and new premium from our Singapore branch, which opened for business in June 2015, were partially offset by lower premiums in our inland marine and ocean marine businesses. Although gross written premiums were higher year-over-year in our agricultural operations, additional cessions of crop premiums in the fourth quarter reduced net written premiums for these operations. Overall renewal rates in this group increased 2% in the fourth quarter of 2015, including a 4% increase in National Interstate’s renewal rates. The average renewal rate increase for this group during 2015 was approximately 4%.

The Specialty Casualty Group reported an underwriting profit of $50 million in the 2015 fourth quarter compared to $36 million in the comparable 2014 period. This increase reflects higher profitability in our workers’ compensation, targeted markets, executive liability and excess and surplus businesses. These improved results were partially offset by underwriting losses within our Marketform operations. The majority of businesses in this group produced strong underwriting profit margins during 2015.

Gross and net written premiums grew modestly in the fourth quarter of 2015 compared to the same period in 2014. The majority of businesses in this group reported modest growth, particularly our excess and surplus businesses. This growth was partially offset by lower premiums in our general liability business, primarily the result of competitive market conditions, re-underwriting efforts within the Florida homebuilders market and the slowdown within the energy sector. Renewal pricing for this group decreased by 2% in the fourth quarter, including a decrease of approximately 6% in our workers’ compensation businesses. Excluding workers’ compensation, renewal pricing in this group increased approximately 1% on average for the quarter.

The Specialty Financial Group reported an underwriting profit of $15 million in the fourth quarter of 2015, compared to $18 million in the fourth quarter of 2014. Catastrophe losses for this group were $5 million in the fourth quarter of 2015 and negligible in the comparable prior year period. Nearly all businesses in this group continued to achieve excellent underwriting margins during 2015, with an overall combined operating ratio of 88.7% for the fourth quarter of 2015 and 83.1% for the full year of 2015.

Gross and net written premiums were up 12% and 16%, respectively, in the 2015 fourth quarter, when compared to the 2014 fourth quarter, reflecting growth in our financial institutions business. Renewal pricing in this group increased approximately 1% on average for the fourth quarter and was flat for the full year of 2015.

Carl Lindner III stated: “Each of our Specialty P&C Groups delivered strong underwriting profitability during the fourth quarter, contributing to a 24% increase in underwriting profit for the full year of 2015. We’ve acted on opportunities to profitably grow our business, particularly within our Specialty

Financial Group, where we’ve achieved double-digit growth in net written premiums, as well as superior underwriting profitability. I’m pleased with consistently strong profitability within our Specialty Casualty Group, and disciplined growth, coupled with improved results, in our Property and Transportation Group.”

Mr. Lindner continued, “Renewal pricing across our entire P&C group was up less than 1% for the quarter, and was impacted by price softening in our workers’ comp businesses. Looking ahead to 2016, we are forecasting an overall calendar year combined ratio in the 92% to 94% range. Although we have experienced pricing deceleration in many of our business units, we will keep our focus on maintaining adequate rates. We are targeting growth in net written premium in the range of 2% to 6% for 2016.”

Annuity Segment

Record Results - AFG’s Annuity Segment reported record full year operating earnings and premiums in 2015. In addressing these achievements, Craig Lindner stated, “I am pleased with the results in our Annuity Segment, as we achieved record core pretax operating earnings of $331 million and record annuity premiums of $4.1 billion. The fundamentals of our annuity business remain strong and we are committed to our consumer-friendly business model, disciplined product pricing and expense management. I’m proud of our employees, who have consistently and successfully executed our business strategies.”

The Annuity Segment reported a record $101 million in core pretax operating earnings in the fourth quarter of 2015, an increase of 19% from the $85 million reported in the fourth quarter of 2014. In addition, as shown in the table below, earnings before the impact of fair value accounting on fixed-indexed annuities (FIAs) were up 3% in the fourth quarter, to a record $96 million:

Components of Core Annuity Operating Earnings Before Income Taxes
In millions	Three months ended December 31,		Pct. Change	Twelve months ended December 31,		Pct. Change
	2015	2014		2015	2014

Annuity earnings before fair value accounting for FIAs	$96	$93	3%	$354	$362	(2%)
Impact of fair value accounting for FIAs	5	(8)	nm	(23)	(34)	nm

Core Pretax Annuity Operating Earnings	$101	$85	19%	$331	$328	1%

Annuity Earnings Before Fair Value Accounting for FIAs – AFG’s fourth quarter 2015 earnings continued to benefit from growth in annuity assets as well as the ability to maintain strong net interest spreads. AFG’s quarterly average annuity investments and reserves both grew approximately 13% year-over-year; the benefit of this growth was partially offset by the impact of lower investment yields.

In the fourth quarters of 2015 and 2014, AFG conducted detailed reviews (“unlocking”) of the major actuarial assumptions underlying its annuity operations. The review resulted in a positive unlocking of $10 million in the fourth quarter of 2015, reflecting higher than previously projected net interest spreads as well as the impact of higher assets under management, and expense discipline; in the fourth quarter of 2014, the positive unlocking amount was $1 million. Unlocking amounts are included in “Annuity earnings before fair value accounting for FIAs” in the table above.

Impact of Fair Value Accounting for FIAs - Variances from expectations of certain items (such as projected interest rates, option costs and surrenders), as well as changes in the stock market, have an impact on the accounting for FIAs; these accounting adjustments are recognized through AFG’s reported core earnings. Many of these adjustments are not economic in nature, but rather impact the timing of reported results.

In the fourth quarter of 2015, increases in the stock market resulted in a favorable impact on annuity earnings. Conversely, in the fourth quarter of 2014, the favorable impact of the increase in the stock market was more than offset by a decrease in longer-term interest rates, resulting in an unfavorable impact on earnings.

Annuity Premiums - AFG’s Annuity Segment reported statutory premiums of $1.1 billion in the fourth quarter of 2015, a 14% increase from the fourth quarter of 2014. This increase reflects growth in sales of FIAs in both the Retail and Financial Institutions channels.

Annuity Guidance - Craig Lindner continued, “Looking ahead to 2016, we anticipate modest growth in annuity premiums as we continue to maintain pricing discipline in these volatile markets. In addition, we expect the Annuity Segment’s assets and reserves to grow by 10% to 12%; the favorable earnings impact of this growth will be partially offset by the runoff of higher yielding investments.

“In addition, the decreases in interest rates and the stock market that have occurred so far in 2016 are likely to put downward pressure on annuity earnings in the first quarter due to fair value accounting for FIAs. As a result, for the full year, we expect annuity earnings in 2016 to grow modestly when compared to 2015. Significant changes in the stock market and/or interest rates, as compared to our expectations, can lead to significant positive or negative impacts on the Annuity Segment’s results, due to the impact of fair value accounting. These impacts relate primarily to the timing of reported results.

More information about premiums and the results of operations for our Annuity Segment may be found in our Quarterly Investor Supplement, which is posted on our website.

Run-off Long-Term Care and Life Segment

AFG’s Run-off Long-term Care and Life segment reported core pretax operating earnings of less than $1 million in the fourth quarter of 2015, compared to a loss of $7 million in the fourth quarter of 2014.

As previously announced, AFG completed the sale of the legal entities containing substantially all of its run-off long-term care insurance business and certain life and annuity blocks to HC2 Holdings on December 24, 2015.

Investments

AFG recorded fourth quarter 2015 net realized losses of $14 million after tax and after deferred acquisition costs (DAC), compared to net realized gains of $5 million in the comparable prior year period. Unrealized gains on fixed maturities were $278 million after tax and after DAC at December 31, 2015, a decrease of $326 million from year-end 2014. Our portfolio continues to be high quality, with 89% of our fixed maturity portfolio rated investment grade and 97% with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.

For the year ended December 31, 2015, P&C net investment income was approximately 9% higher than the prior year, reflecting the investment of cash received in connection with the Summit acquisition.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets of approximately $50 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of fixed and fixed-indexed annuities in the retail, financial institutions and education markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; AFG’s ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the non-agency residential mortgage market; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; regulatory actions (including changes in statutory accounting rules); changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; trends in persistency, mortality and morbidity; competitive pressures, including those in the annuity distribution channels, the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to our operating subsidiaries; and other factors identified in our filings with the Securities and Exchange Commission. The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The company will hold a conference call to discuss 2015 fourth quarter and full year results at 11:30 am (ET) tomorrow, Wednesday, February 3, 2016. Toll-free telephone access will be available by dialing 877-459-8719 (international dial-in 424-276-6843). The conference ID for the live call is 21470917. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay will be available approximately two hours following the completion of the call and will remain available until 11:59 pm (ET) on February 10, 2016. To listen to the replay, dial 1-855-859-2056 (international dial-in 404-537-3406) and provide the conference ID 21470917.

The conference and accompanying webcast slides will also be broadcast live over the Internet. To listen to the call via the Internet, go to the Investor Relations page on AFG’s website, www.AFGinc.com, and follow the instructions under Webcasts and Presentations.

The archived webcast will be available immediately after the call via the same link on the Investor Relations page until February 10, 2016 at 11:59 pm (ET). An archived audio MP3 file will be available within 24 hours of the call.

Contact:

Diane P. Weidner

Asst. Vice President - Investor Relations

513-369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG16-04

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Revenues
P&C insurance net earned premiums	$1,120	$1,061	$4,224	$3,878
Life, accident & health net earned premiums	24	26	104	108
Net investment income	416	384	1,633	1,501
Realized gains (losses) on:
Securities	(21)	8	(19)	52
Subsidiaries	(4)	—	(161)	—
Income (loss) of managed investment entities:
Investment income	43	32	155	116
Loss on change in fair value of assets/liabilities	(18)	(9)	(34)	(44)
Other income	58	39	243	122

Total revenues	1,618	1,541	6,145	5,733

Costs and expenses
P&C insurance losses & expenses	1,026	982	4,015	3,666
Annuity, life, accident & health benefits & expenses	247	265	1,042	1,005
Interest charges on borrowed money	17	20	74	73
Expenses of managed investment entities	32	22	112	82
Other expenses	86	62	337	281

Total costs and expenses	1,408	1,351	5,580	5,107

Earnings before income taxes	210	190	565	626
Provision for income taxes(c)	80	65	195	220

Net earnings including noncontrolling interests	130	125	370	406

Less: Net earnings (loss) attributable to noncontrolling interests	1	(2)	18	(46)

Net earnings attributable to shareholders	$129	$127	$352	$452

Diluted Earnings per Common Share	$1.45	$1.41	$3.94	$4.97

Average number of diluted shares	89.2	89.8	89.4	91.0

Selected Balance Sheet Data:	December 31, 2015	December 31, 2014
Total cash and investments	$37,736	$36,210
Long-term debt	$1,020	$1,061
Shareholders’ equity(d)	$4,592	$4,879
Shareholders’ equity (excluding appropriated retained earnings and unrealized gains/losses on fixed maturities)(d)	$4,314	$4,277
Book Value Per Share:
Excluding appropriated retained earnings	$52.50	$55.65
Excluding appropriated retained earnings and unrealized gains/losses on fixed maturities	$49.33	$48.76

Common Shares Outstanding	87.5	87.7

Footnotes (c) and (d) are contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended December 31,		Pct. Change	Twelve months ended December 31,		Pct. Change
	2015	2014		2015	2014

Gross written premiums	$1,356	$1,303	4%	$5,832	$5,477	6%

Net written premiums	$1,056	$1,025	3%	$4,327	$4,020	8%

Ratios (GAAP):
Loss & LAE ratio	61.8%	64.0%		62.2%	63.7%
Underwriting expense ratio	29.2%	28.6%		30.9%	30.2%

Specialty Combined Ratio	91.0%	92.6%		93.1%	93.9%

Combined Ratio (Including A&E)	91.0%	92.6%		94.7%	94.5%

Supplemental Information:(e)
Gross Written Premiums:
Property & Transportation	$515	$482	7%	$2,455	$2,342	5%
Specialty Casualty	661	660	—	2,739	2,529	8%
Specialty Financial	179	160	12%	637	605	5%
Other	1	1	—	1	1	—

	$1,356	$1,303	4%	$5,832	$5,477	6%

Net Written Premiums:
Property & Transportation	$378	$373	1%	$1,636	$1,566	4%
Specialty Casualty	503	498	1%	2,052	1,864	10%
Specialty Financial	152	131	16%	540	488	11%
Other	23	23	—	99	102	(3%)

	$1,056	$1,025	3%	$4,327	$4,020	8%

Combined Ratio (GAAP):
Property & Transportation	92.4%	94.6%		96.9%	98.7%
Specialty Casualty	90.2%	92.9%		92.7%	92.3%
Specialty Financial	88.7%	85.6%		83.1%	86.5%

Aggregate Specialty Group	91.0%	92.6%		93.1%	93.9%

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Reserve Development (Favorable)/Adverse:
Property & Transportation	$8	$3	$15	$16
Specialty Casualty	(7)	14	(11)	(7)
Specialty Financial	(5)	(4)	(30)	(17)
Other	(1)	(3)	(11)	(11)

Aggregate Specialty Group Excluding A&E	(5)	10	(37)	(19)
Special A&E Reserve Charge – P&C Run-off	—	—	67	24
Other	—	—	3	1

Total Reserve Development Including A&E	$(5)	$10	$33	$6

Points on Combined Ratio:
Property & Transportation	1.8	0.6	0.9	1.0
Specialty Casualty	(1.4)	2.9	(0.5)	(0.4)
Specialty Financial	(3.6)	(3.3)	(5.7)	(3.7)

Aggregate Specialty Group	(0.4)	1.0	(0.8)	(0.5)

Footnote (e) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

ANNUITY SEGMENT

(Dollars in Millions)

Components of Statutory Premiums

	Three months ended December 31,		Pct. Change	Twelve months ended December 31,		Pct. Change
	2015	2014		2015	2014

Annuity Premiums:
Retail Single Premium	$512	$424	21%	$1,934	$1,634	18%
Financial Institutions Single Premium	534	487	10%	1,970	1,821	8%
Education Market	51	49	4%	194	194	—%
Variable Annuities	10	11	(9%)	42	47	(11%)

Total Annuity Premiums	$1,107	$971	14%	$4,140	$3,696	12%

Components of Core Operating Earnings Before Income Taxes

	Three months ended December 31,		Pct. Change	Twelve months ended December 31,		Pct. Change
	2015	2014		2015	2014
Revenues:
Net investment income	$309	$285	8%	$1,224	$1,136	8%
Other income	23	33	(30%)	98	97	1%

Total revenues	332	318	4%	1,322	1,233	7%

Costs and Expenses:
Annuity benefits	189	157	20%	732	648	13%
Acquisition expenses	20	59	(66%)	163	175	(7%)
Other expenses	22	17	29%	96	82	17%

Total costs and expenses	231	233	(1%)	991	905	10%

Core operating earnings before income taxes	$101	$85	19%	$331	$328	1%

Supplemental Fixed Annuity Information

	Three months ended December 31,		Pct. Change	Twelve months ended December 31,		Pct. Change
	2015	2014		2015	2014
Core operating earnings before impact of fair value accounting on FIAs	$96	$93	3%	$354	$362	(2%)
Impact of fair value accounting	5	(8)	nm	(23)	(34)	nm

Core operating earnings before income taxes	$101	$85	19%	$331	$328	1%

Average Fixed Annuity Reserves*	$26,048	$23,104	13%	$24,898	$22,119	13%

Net Interest Spread	2.53%	2.64%		2.69%	2.78%
Net Spread Earned Before Impact of Fair Value Accounting*	1.31%	1.54%		1.35%	1.56%
Net Spread Earned After Impact of Fair Value Accounting	1.39%	1.40%		1.26%	1.41%

*	Excludes fixed annuity portion of variable annuity business.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (in millions):

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Core Operating Earnings before Income Taxes:
P&C insurance segment	$163	$141	$566	$476
Annuity segment, before impact of fair value accounting	96	93	354	362
Impact of fair value accounting	5	(8)	(23)	(34)
Run-off long-term care and life segment	—	(7)	14	(10)
Interest & other corporate expense	(45)	(35)	(162)	(143)

Core operating earnings before income taxes	219	184	749	651
Related income taxes	83	62	263	212

Core net operating earnings	$136	$122	$486	$439

b)	Reflects the following effects of special A&E charges during the twelve months ended December 31, 2015 and 2014 (dollars in millions, except per share amounts):

	Pretax		After-tax		EPS
A&E Charge:	2015	2014	2015	2014	2015	2014
P&C insurance run-off operations
Asbestos	$25	$4	$17	$3
Environmental	42	20	27	12

	$67	$24	$44	$15	$0.49	$0.17

Former railroad & manufacturing operations
Asbestos	$1	$—	$—	$—
Environmental	11	6	8	4

	$12	$6	$8	$4	$0.09	$0.04

Total A&E	$79	$30	$52	$19	$0.58	$0.21

c)	Earnings before income taxes include $4 million and $51 million in non-deductible losses attributable to noncontrolling interests related to managed investment entities in the fourth quarter and full year of 2014.

d)	Shareholders’ Equity at December 31, 2015 includes $278 million ($3.17 per share) in unrealized after-tax gains on fixed maturities. Shareholders’ Equity at December 31, 2014 includes $604 million ($6.89 per share) in unrealized after-tax gains on fixed maturities and ($2) million ($0.03 per share) of retained earnings appropriated to managed investment entities.

e)	Supplemental Notes:

•	Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

•	Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•	Specialty Financial includes risk management insurance programs for leasing and financing institutions (including collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.